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            Prudential-Bache/Watson & Taylor, Ltd.-4


                                                        August 1998
To our Unitholders:

   As you know, the Unitholders of Prudential-Bache/Watson & Taylor, Ltd.-4 (the "Partnership") previously approved a plan of sale and liquidation, pursuant to the Consent Statement dated September 17, 1996, providing for the sale of the Partnership's assets, the liquidation of its liabilities and the distribution of its remaining funds in accordance with the Partnership Agreement.

   The General Partners distributed substantially all of the Partnership's assets to the Unitholders in November 1996 in the amount of $165 per Unit, primarily consisting of net proceeds from the sales of the Partnership's assets. On August 6, 1998, the Partnership made final liquidating distributions of $19.81 per Unit to taxable Unitholders and $20.59 per Unit to tax-exempt Unitholders. These distributions represented the remaining cash of the Partnership, after payment of its remaining liabilities. The table below shows the disposition of the Partnership's net assets from December 31, 1997 to August 6, 1998.

Net Assets - December 31, 1997                   $1,229,328
  Changes in estimated liquidation
     values of assets and liabilities               112,654
  Cash distributions to Unitholders              (1,341,982)
                                                 ----------
Net Assets - August 6, 1998                          $- 0 -
                                                 ----------
                                                 ----------

   As the distribution of these amounts to Unitholders represented the final step in the liquidation process, the General Partners terminated the Partnership effective August 6, 1998. In early 1999, the General Partners will prepare and file the final tax returns and distribute the final tax information on Schedule K-1 for the Unitholders. Should you have any questions concerning the liquidation of the Partnership, please feel free to contact your Financial Advisor or call the Prudential Securities Client Services Department at 1-800-535-2077.

                                   /s/ Brian J. Martin
                                  ______________________________________
                                  President
                                  Prudential-Bache Properties, Inc.
                                  General Partner